Exhibit 1.3

Industry Canada	Industrie Canada

Certificate	Certificat
of Continuance	de prorogation

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

MEDICAL VENTURES CORP.	404811-3

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named	Je certifie que la société susmentionnée a été
corporation was continued under section 187 of	prorogée en vertu de l’article 187 de la Loi
the Canada Business Corporations Act, as set	canadienne sur les sociétés par actions, tel
out in the attached articles of continuance.	qu’il est indiqué dans les clauses de prorogation
ci-jointes.

/s/ [ILLEGIBLE]	April 19, 2002 / le 19 avril 2002

Director - Directeur	Date of Continuance - Date de la prorogation

Industry Canada

FORM 11
Canada Business	ARTICLES OF CONTINUANCE
Corporations Act	(SECTION 187)

1 – Name of corporation

MEDICAL VENTURES CORP.

2 – The province or territory in Canada where the registered office is to be situated

British Columbia

3 – The classes and the maximum number of shares that the corporation is authorized to issue

Unlimited number of Common shares

Unlimited number of Preferred shares, issuable in series, with the rights, privileges, restrictions and conditions attached thereto as set out in Schedule “A”

4 – Restrictions, if any, on share transfers

None

5 – Number (or minimum and maximum number) of directors

Minimum 3 and maximum 20

6 – Restrictions, if any, on business the corporation may carry on

None

7 – (1) If change of name effected, previous name

Not applicable.

(2) Details of Incorporation

Incorporated under the Company Act (British Columbia) on November 2, 2000. Incorporation No. 616873

8 – Other provisions, if any

The directors may, within the maximum number permitted by the Articles, appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual general meeting of the shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual general meeting of the shareholders.

Date	Signature	Title

April 16, 2002	/s/ [ILLEGIBLE]	Director

[ILLEGIBLE] DEPARTMENTAL USE ONLY		Filed
Corporation No.	404811-3		APR
VR. 22 2002
IC 3247 (01-95) (cca 1391)

SCHEDULE “A”

SPECIAL RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS

OF THE PREFERRED SHARES AS A CLASS

The following special rights, privileges, restrictions and conditions shall be attached to the Preferred shares, issuable in series (“Preferred Shares”):

(i)                                     The Board of Directors of the Corporation may issue the Preferred Shares at any time and from time to time in one or more series. The Board of Directors shall by resolution passed before the issue of any Preferred Shares of any particular series fix the number of Preferred Shares in, and determine the designation and the special rights, privileges, restrictions and conditions to be attached to the Preferred Shares of that series including, but without in any way limiting or restricting the generality of the foregoing, the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction; the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions. Before the issue of the first shares of a series, the Board of Directors of the Corporation shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the Board of Directors of the Corporation.

(ii)                                  Holders of Preferred Shares shall be entitled, on the distribution of assets of the Corporation or on the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or on any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, to receive before any distribution to be made to holders of common shares or any other shares of the Corporation ranking junior to the Preferred Shares with respect to repayment of capital, the amount paid up with respect to each Preferred Share held by them, together with the fixed premium (if any) thereon, all accrued and unpaid cumulative dividends (if any and if preferential) thereon, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon. After payment to holders of Preferred Shares of the amounts so payable to them, such holders shall only be entitled to share in any further distribution of the property or assets of the Corporation if specifically provided in the special rights and restrictions attached to any particular series of the Preferred Shares. No rights, privileges, restrictions or conditions attached to a series of Preferred Shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of Preferred Shares then outstanding. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Preferred Shares are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

(iii)                               Except for such voting rights as may be attached to any series of the Preferred Shares by the Board of Directors, holders of Preferred Shares shall not be given notice of, and shall not be entitled as such to vote at, any general meeting of shareholders of the Corporation.

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	ELECTRONIC TRANSACTION REPORT ARTICLES OF AMENDMENT (SECTIONS 27 OR 177)	RAPPORT DE LA TRANSACTION ÉLECTRONIQUE CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

Processing Type - Mode de traitement:	E-Commerce/Commerce-É

1.	Name of Corporation - Dénomination de la société	2.	Corporation No. - N° de la société

MEDICAL VENTURES CORP.			404811-3

3.	The articles of the above-named corporation are amended as follows:

Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

1.     The name of the Corporation be changed from:

Medical Ventures Corp.

to

Neovasc Inc.

2.     Item 1 of the Articles of Continuance be altered to read:

“1. Name of Corporation – Neovasc Inc.

Date	Name - Nom	Signature	Capacity of - en qualité
2008-06-30	CHRIS CLARK		AUTHORIZED OFFICER